Exhibit 10.7

TRA. 1789-06/N
MASTER AGREEMENT FOR THE DESIGN, BUILDING, OPERATION,
MAINTENANCE AND CLOSURE OF THE ACID WATER TREATMENT PLANT
FOR THE KINGSMILL TUNNEL
KNOW ALL MEN BY THESE PRESENTS, the Master Agreement for the Design, Building, Operation, Maintenance and Closure of the Acid Water Treatment Plant for the Kingsmill Tunnel (hereinafter the “MASTER AGREEMENT”) entered into by and between:
1.	The Ministry of Energy and Mines (hereinafter the “MINISTRY”), identified by Tax ID Number (RUC) 20131368829, with principal place of business at Av. Las Artes Sur 260 – San Borja, Lima 41, acting by and through its Vice Minister, Rómulo MUCHO MAMANI, identified by National Identity Card (DNI) 01208105, appointed as per Supreme Decree 021-2006-EM dated April 27, 2006, empowered by Ministerial Resolution 282- 2006- MEM/ DM dated June 9, 2006.

2.	Minera Perú Copper S.A. (hereinafter the “INVESTOR”) registered on Entry 00001 of Electronic Card 11532703 of the Registry of Companies in and for Lima, identified by Tax ID Number (RUC) 20506675457, with principal place of business at Avenida San Borja Norte 1302 – San Borja, Lima 41, acting by and through Charles G. PREBLE, identified by Alien ID Card (CE) 000084967, and Thomas J. FINDLEY, identified by Alien ID Card (CE) 114608, as per powers of attorney registered on Entries C-00003 and D-0002 of Electronic Card 11532703 of the Registry of Companies in and for Lima.

3.	Empresa Minera del Centro del Perú S.A. – CENTROMIN PERÚ S.A. (hereinafter “CENTROMIN”) registered in Electronic Card 11009323 of the Registry of Companies of the Public Records Office in and for Lima and El Callao, identified by Tax ID Number (RUC) 20100176531, with principal place of business at Avenida Javier Prado 2175, San Borja, Lima 41, acting by and through its General Manager, Juana Rosa DEL CASTILLO VALDIVIA, identified by National Identity Card (DNI) 10551338.
The Master Agreement is entered into under the terms and conditions set forth in the following clauses:
ONE: RECITALS
1.1	On June 11, 2003, the Transfer Option Agreement of the Toromocho Mining Project (hereinafter the “OPTION AGREEMENT”) was entered into by and between CENTROMIN and the INVESTOR. By virtue of said document, the INVESTOR has the right to enter into, within the term established therein, a transfer agreement (hereinafter the “TRANSFER AGREEMENT”) of the ownership of the mining concessions that constitute the Toromocho Mining Project.

1.2	By Report 046-2003-EM-AAM/LS/AL dated July 4, 2003, referred to Writ 1394271 dated January 6, 2003, the Comprehensive Project for the Treatment of Acid Water of the Kingsmill Tunnel (herein after the COMPREHENSIVE PROJECT) submitted by several companies, as per procedural decision without number dated August 15, 2003 signed by the Director General of the Bureau of Environmental Affairs of the MINISTRY, was approved. The COMPREHENSIVE PROJECT was supplemented by virtue of the “Commitment Document for the Execution of the Comprehensive Environmental Cleaning Project of Kingsmill Tunnel” dated February 9, 2004, entered into by and between the pertinent responsible companies and which was subject matter of Writ 1464933 dated April 30, 2004. Said COMPREHENSIVE PROJECT has not been executed under the established terms and conditions.

1.3	By Resolution adopted during the meeting held on August 11, 2005, the Board of Directors of the Agency for the Promotion of Private Investment (hereinafter “PROINVERSIÓN”), pursuant to the provisions set forth in Article 3 of Supreme Decree 022-2005-EM, agreed that the execution of Environmental Cleaning Projects which are part of the Environmental Management and Compliance Programs (hereinafter “PAMA”) and the Closure Plans of CENTROMIN, be continued by the MINISTRY.

1.4	The INVESTOR has proposed the MINISTRY to supply, without any retribution or cost for CENTROMIN or the Peruvian State, the Acid Water Treatment Plant for Kingsmill Tunnel (hereinafter the “PLANT”). The PLANT includes the sludge disposal system. For this purpose, THE INVESTOR shall bear the total cost of the design, building and bringing into operation of the PLANT, as well as part of its operation, maintenance and closure costs.

1.5	Within the framework of pertinent regulations, the Peruvian State by Supreme Decree 027-2006-AG dated May 16, 2006, decided to reserve the ground waters of the Rumichaca, Huascacocha and Pucara sub-basins of the Mantaro River Basin in order to ensure water supply for the development of the Toromocho Mining Project.

1.6	By PROINVERSION Directors’ Resolution dated May 26, 2006, which text is part of the MASTER AGREEMENT, the execution of the Third Addendum (hereinafter the “ ADDENDUM”) to the OPTION AGREEMENT was approved, whereby the obligation of the INVESTOR to deliver the PLANT is incorporated, assuming the total financing for the design, building and bringing into operation of the PLANT and for the hiring of the OPERATOR responsible for the design, building, operation, maintenance and closure of the PLANT, under the terms and conditions established in the MASTER AGREEMENT, as well as the costs and expenses for the operation, maintenance and closure of the PLANT, in the proportion corresponding to the State and according to the development of the mining operations of the Toromocho Mining Project.

The ADDENDUM is simultaneously executed with the MASTER AGREEMENT.

TWO: PURPOSE OF THE AGREEMENT
The purpose of the Master Agreement is to regulate the way in which the INVESTOR shall deliver the PLANT, establishing the way in which the design, building, operation, maintenance and closure of the PLANT shall be carried out by the INVESTOR and the OPERATOR (understood within the scope indicated in Clause Three, Point 3.1.2 of the MASTER AGREEMENT), being possible to enter into supplementary agreements and issue regulations that may contribute to the fulfillment of this purpose.
THREE: OBLIGATIONS
3.1	The INVESTOR undertakes the obligation to deliver the PLANT, pursuant to the terms established in the MASTER AGREEMENT and other supplementary instruments.

In order to fulfill said general obligation, the INVESTOR shall undertake the following specific obligations:
3.1.1	To select an independent engineering company with international prestige (hereinafter the “ENGINEER”) so that it may draft a feasibility study (hereinafter the “FEASIBILITY STUDY”) which shall determine, among other issues, the basic characteristics of the PLANT, including the most suitable technological process for the treatment of acid water and to minimize the environmental impacts, reducing, as far as possible, the area required for the disposal of sludge, and the optimum location for the PLANT.

3.1.2	To call one or two Biddings (hereinafter the “BIDDING”) in order to select and hire an independent company with international prestige for the design, building, operation, maintenance and closure of the PLANT (hereinafter said company shall be referred to as the “OPERATOR”).

3.1.3	To bear the total investment required for hiring the ENGINEER and for the design, building and bringing into operation of the PLANT, through the establishment of a private trust fund.

3.1.4	Moreover, the INVESTOR shall bear as well the operation, maintenance and closure costs of the PLANT, in the proportion that corresponds to the State and according to the development of the Toromocho Mining Project as such. It is hereby understood that the concept “development of the Toromocho Mining Project as such” includes also the development of any mining project within any of the concessions subject matter of the OPTION AGREEMENT and the TRANSFER AGREEMENT. It is understood that the proportion corresponding to the State is the percentage share of the companies Puquiococha, Centraminas and CENTROMIN, pursuant to the terms set forth in the FEASIBILITY STUDY (as defined in Point 3.1.9 of the MASTER AGREEMENT). For this purpose, whenever the State is mentioned in the MASTER AGREEMENT, it shall be understood that said three (3) companies are being exclusively alluded to. Likewise, it is hereby understood also that whenever the MASTER AGREEMENT mentions the INVESTOR as the company responsible for the share corresponding to the State, said affirmation shall not imply that it shall not assume also any major share arising from the development of the Toromocho Mining Project as such. In other words, the INVESTOR shall assume, at least, the share corresponding to the State, notwithstanding that if the development of the Toromocho Mining Project as such leads to a major share with respect to the share percentage in the operation, maintenance and closure costs of the PLANT, said major costs shall be assumed by the INVESTOR.

3.1.5	If the two BIDDINGS are called off, the INVESTOR shall be released from the obligation of delivering the PLANT and calling additional BIDDINGS. However, the INVESTOR shall still be under the obligation to maintain its contribution to the trust fund under the terms established in the ADDENDUM and to contribute in the proportion corresponding to the State and the mining operations derived from the Toromocho Mining Project as such with regard to operation, maintenance and closure expenses in the event that the PLANT is built in the future by any other way. In such case, the contribution to the building costs and the operation, maintenance and closure expenses shall be determined according to the percentage that corresponds to the INVESTOR pursuant to the following point.

3.1.6	With regard to the case mentioned in the foregoing point, if the PLANT is executed in the future and its execution costs are higher than the amount in the trust fund, the INVESTOR shall be obliged to contribute with at least the participation percentage corresponding to the State and, if this is the case, to the mining operations derived from the development of the Toromocho Mining Project as such, pursuant to the FEASIBILITY STUDY. The contribution to the trust fund shall be deduced from the amount corresponding to the INVESTOR. It is also understood that this obligation shall remain in force insofar as the PLANT is executed following the criteria of technical and economic efficiency.

3.1.7	If the contribution to the trust fund is higher than the one corresponding to the State for the building of the PLANT, the excess shall be considered to cover the future expenses and costs for the operation, maintenance and closure of the PLANT that correspond to the INVESTOR.

3.1.8	The total amount of the investment required for the design, building and bringing into operation of the PLANT shall be established in the FEASIBILITY STUDY to be performed by the ENGINEER.

3.1.9	The participation of the pertinent responsible companies in the operation, maintenance and closure costs shall be determined based on a study (hereinafter the “STUDY”) carried out by the specialized technical advisor of the highest level assigned by the MINISTRY, to the expense of the trust fund, previous to the bringing into operation of the PLANT and subsequently through periodic updating carried out by the OPERATOR and approved by the MINISTRY. The STUDY shall determine the percentage — that corresponds to each company — of acid water from the Kingsmill Tunnel that comes from the mining concessions and premises owned by said companies. The STUDY shall be updated at least once a year and its conclusions, once they are approved by the MINISTRY, shall be binding for the INVESTOR, the pertinent concessionaire companies, and the OPERATOR.

3.1.10	To bear, at the expense of the trust fund, the cost for the supervision of the design, building and bringing into operation activities of the PLANT, as well as those of the inspection required by the MINISTRY.

3.1.11	Within a period of thirty (30) calendar days following the execution of the MASTER AGREEMENT, to constitute a private trust fund with a total contribution of US$15’000,000 (Fifteen Million US Dollars), with the participation of the MINISTRY as trustee. The trust agreement represents Exhibit 4 of the ADDENDUM. The sole purpose of the trust fund is to cover all the expenses and costs related to the delivery of the PLANT, including the hiring of the ENGINEER, the drafting of the FEASIBILITY STUDY, the calling of the BIDDING to select the OPERATOR and its subsequent hiring, as well as the design, construction and bringing into operation of the PLANT and, in general, to finance all the activities needed to deliver the PLANT and bring it into operation, including – if necessary — the installation of a pilot plant to be used to determine the characteristics the PLANT must have. The cost for the establishment and maintenance of the trust fund shall be borne by the INVESTOR up to thirty (30) calendar days following the date in which the PLANT is brought into operation. Once the PLANT starts operating, the maintenance cost of the trust fund shall be borne by the INVESTOR in the same proportion of participation to the operation, maintenance and closure costs, in accordance with the STUDY.

If no OPERATOR is selected as a result of the BIDDING, the INVESTOR shall be obliged to pay the trust fund maintenance expenses accrued up to thirty (30) calendar days following the date when the second BIDDING was called off.

3.1.12	The INVESTOR agrees to increase the initial contribution to the trust fund with the additional investment amount that may be deemed necessary for the design, building and bringing into operation of the PLANT as determined in the FEASIBILITY STUDY. If the total amount of the investment is less than the total amount contributed to the trust fund by the INVESTOR, the excess shall be allotted to cover future operation, maintenance and closure expenses and costs charged to the State or to the mining operations derived from the development of the Toromocho Mining Project as such.

3.1.13	To annually contribute to the trust in the percentage corresponding to the State or to the mining operations derived from the development of the Toromocho Mining Project as such, if applicable, according to the terms established in the STUDY, the necessary resources for the operation, maintenance and closure expenses and costs of the PLANT.

3.1.14	The INVESTOR shall assume the environmental responsibility as provided for in the OPTION AGREEMENT, including EXHIBIT OT3 and the ADDENDUM. It is hereby understood that the ADDENDUM or the Master Agreement do not imply any amendment to the scope regarding the environmental responsibility established in the OPTION AGREEMENT and its EXHIBIT OT3, except for the obligation of the INVESTOR to bear the costs for the operation, maintenance and closure of the PLANT in the proportion that corresponds to the State.

3.1.15	It is hereby also understood that the INVESTOR shall assume no responsibility before the State or third parties for the consequences that might arise from the non-execution or faulty execution of the PLANT, or from the faulty drafting of the FEASIBILITY STUDY, or of the detail designs that may be necessary for the building of the PLANT, which may arise before or during the building process. The INVESTOR shall not be responsible either for any problem that may arise due to the inadequate operation of the PLANT or of its environmental impacts. Such responsibilities shall be borne by the ENGINEER and/or the OPERATOR as the case may be. This Point is invalid if the INVESTOR has not delivered the PLANT.
3.2	The MINISTRY undertakes the following responsibilities:
3.2.1	To issue all the provisions that may be necessary for the design, execution and operation of the PLANT, as provided for by the MASTER AGREEMENT, as well as for the execution of the STUDY and its periodic updates.

3.2.2	It is hereby understood that among the minimum specifications that the MINISTRY shall establish, there are:
a.	The way in which the companies, comprised in the COMPREHENSIVE PROJECT and /or in the STUDY, shall participate regarding the operation, maintenance and closure costs of the PLANT, as well as in the pertinent financial guarantees.

b.	The quality standards that the water shall meet once it is treated in the PLANT.

c.	The building term.

d.	The way in which the existing situation shall be adopted, due to the non-execution of the COMPREHENSIVE PROJECT, notwithstanding the INVESTOR obligation to deliver the PLANT under the terms and conditions established in the MASTER AGREEMENT.

e.	The manner in which the ENGINEER in charge of drafting the FEASIBILITY STUDY shall be selected and its terms of reference. These terms shall take into account that the FEASIBILITY STUDY to be drafted shall contain the minimum requirements to ensure, as far as possible, the approval of environmental aspects, among others, according to the applicable regulations.

f.	The process for the approval of the general characteristics of the PLANT as established in the FEASIBILITY STUDY through the MINISTRY’S Bureau of Mining Environmental Affairs.

g.	In general, the definition and approval of the critical stages of the process by Ministry. Such critical stages shall be in charge of the INVESTOR and include, at least, the following:
i.	Selection of the ENGINEER who shall draw up the FEASIBILITY STUDY.

ii.	Drawing up of the terms of reference for the FEASIBILITY STUDY.

iii.	Approval of the FEASIBILITY STUDY by the MINISTRY.

iv.	Drawing up and approval of the Terms and Conditions of the BIDDING in order to select the OPERATOR.

v.	Formulation of queries and pertinent replies.

vi.	Awarding of the contract.

vii.	Contracting the OPERATOR.

viii.	Drawing up and approval of the engineering designs for the PLANT.

ix.	Control of the PLANT’s building process.

x.	Carrying out the tests for bringing the PLANT into operation and receiving it in good working order.
h)	The manner in which the fees for the treatment of acid water and the resulting sludge shall be established and approved complying with the proposal of the OPERATOR.

It is hereby understood that for the regulation of Items b, c and g, the MINISTRY shall take into consideration the proposals made by the INVESTOR, which shall be supported by the technical recommendations provided by the ENGINEER and/or OPERATOR, as applicable. With regard to Item e, the INVESTOR shall be able to provide recommendations to the MINISTRY without the opinion of third parties.

3.2.3.	In general, the MINISTRY shall regulate all the elements needed for the ENGINEER to draw up the FEASIBILITY STUDY of the PLANT and for its approval. This is required for to INVESTOR to call the BIDDING, within a clear technical and legal framework that may provide certitude to possible bidders, encouraging the biggest possible number of bidders.

3.2.4.	The MINISTRY shall oversee the fulfillment, by the OPERATOR, of the conditions established in the MASTER AGREEMENT and the supplementary regulations for the design, building, operation, maintenance and closure of the PLANT. The INVESTOR, at the expense of the trust, shall be able to contribute to the execution of these activities, provided if the MINISTRY requires it.

3.2.5	The MINISTRY shall establish the appropriate mechanisms and procedures to ensure the participation of technical representatives from the Regional Government of Junin during the inspection of the activities derived from the execution of the Master Agreement.

3.2.6	The MINISTRY shall make its best efforts so the OPERATOR may obtain the permits needed for the execution of the PLANT.
3.3	CENTROMIN undertakes the following responsibilities:
3.3.1	To provide the INVESTOR with the land whereon the PLANT shall be built and where the sludge from the water treatment shall be disposed of pursuant to the regulations in force. Furthermore, it shall ensure the necessary right of way to bring the water to be treated from the entrance of the Kingsmill Tunnel or from the point of collection to the PLANT. If as a result of the FEASIBILITY STUDY it is determined that the PLANT may not be located on the land owned by CENTROMIN or if the land is insufficient, the INVESTOR or the OPERATOR may proceed to purchase the necessary land at the expense of the trust fund.

3.3.2	The INVESTOR shall deliver the PLANT to CENTROMIN or to the entity determined by the MINISTRY, once it has finished its construction, it has complied with the protocols and tests for its bringing into operation and once the PLANT is fit to function. It is understood that the PLANT shall be brought into operation once the tests stage is completed.

3.3.3	The PLANT shall be owned by CENTROMIN or the entity that the MINISTRY may determine, in accordance with Supreme Decree 022-2005-EM.

3.3.4	The use of the treated water shall be subject to the regulations in force.

3.3.5	All the aspects related to the fulfillment of the obligations and environmental responsibilities of CENTROMIN shall be subject to the provisions established in the OPTION AGREEMENT, the ADDENDUM and the MASTER AGREEMENT.
3.4	Obligations of the OPERATOR
3.4.1	The OPERATOR shall undertake any responsibility that may arise from the inadequate execution or operation of the PLANT, as well as from its inadequate design. Accordingly, the following obligations of whomever may execute or operate the PLANT shall be incorporated to the pertinent contracts or contracts:
3.4.1.1	To take up civil liability insurances, insurance against failures in the design and construction of the works, works insurance, for the total amount and against all risks, fire insurance and against related lines, including risk of strikes, riots, civil commotions, wilful damage, vandalism, terrorism and natural disasters.

3.4.1.2	Granting of surety bonds that guarantee the fulfillment of the obligations related to the design, building, operation, maintenance and closure of the PLANT.

3.4.1.3	The conditions for taking out insurances and granting surety bonds shall be determined by the Terms and Conditions of the BIDDING to be called.
3.4.2	The OPERATOR shall be responsible for the fulfillment of the environmental legislation that may be applied to the design, building, operation and closure of the PLANT. The OPERATOR shall also be responsible for any consequence that may arise from the faulty operation of the PLANT.

3.4.3	The OPERATOR shall carry out the design, building, operation, maintenance and closure of the PLANT according to the specifications indicated in the FEASIBILITY STUDY which shall take into account the minimum specifications determined by the MINISTRY.

FOUR: ARBITRATION
4.1	Any disputes and controversies that may rise between the PARTIES with regard to the interpretation, execution, fulfillment, rate regimen and any other aspect related to the existence, validity, efficacy or termination of the MASTER AGREEMENT shall be resolved directly between the PARTIES within a period of thirty (30) calendar days counted as from the date in which one PARTY notifies the other, in writing, about the existence of a dispute or controversy (hereinafter the “TERM FOR DIRECT SETTLING”). The PARTIES shall establish a procedure in order to carry out said direct settling. It shall be also understood that the disputes wherein the State has legal imperative jurisdiction shall not be subject to arbitration, especially if they are related to environmental issues.
4.2	In the event that the PARTIES, within the TERM FOR DIRECT SETTLING, cannot solve the dispute or controversy, they shall determine whether they are technical or non-technical disputes or controversies. The technical disputes or controversies (hereinafter “TECHNICAL CONTROVERSY”) shall be solved pursuant to the procedure established in Point 4.3 of the MASTER AGREEMENT. The disputes and controversies that are not technical (hereinafter “NON-TECHNICAL CONTROVERSY”) shall be solved pursuant to the procedure set forth in Point 4.7 of the MASTER AGREEMENT. If the PARTIES do not reach an agreement within the TERM FOR DIRECT SETTLING about whether the dispute or controversy is a TECHNICAL CONTROVERSY or a NON-TECHNICAL CONTROVERSY, said dispute or controversy shall be considered a NON-TECHNICAL CONTROVERSY and shall be solved pursuant to the pertinent procedure set forth in Point 4.7 of the MASTER AGREEMENT.
4.3	Any and all TECHNICAL CONTROVERSIES not solved directly by the PARTIES within the TERM FOR DIRECT SETTLING shall be submitted to the final and non-appealable decision of an independent expert of acknowledged prestige (hereinafter the “EXPERT”), through an aequo et bono arbitration, pursuant to the Regulations and Bylaws of the Centre of National and International Conciliation and Arbitration of the Chamber of Commerce in and for Lima (hereinafter the “CENTER”) to which regulations the PARTIES shall be subject unconditionally. The EXPERT shall be appointed by the PARTIES by mutual agreement within three (3) calendar days following the determination of the existence of a TECHNICAL CONTROVERSY. Otherwise, the EXPERT shall be appointed pursuant to the Regulations of the CENTER. The EXPERT shall have ample experience with regard to the pertinent TECHNICAL CONTROVERSY and shall have no conflict of interests with any of the PARTIES at the moment of his appointment as such, or during the procedure for solving the controversy submitted to his decision.
4.4	The EXPERT may request the PARTIES the information that said EXPERT may deem convenient to solve the TECHNICAL CONTROVERSY. The EXPERT may produce the evidence and request the PARTIES or third parties, the evidence and reports deemed necessary. The EXPERT shall issue the arbitration award within a period of sixty (60) calendar days following his appointment, which may be extended pursuant to the Regulations of the CENTER. The procedure for the solving of a TECHNICAL CONTROVERSY shall be carried out in the city of Lima, Peru, except when the production of evidence must be carried out in another city according to the EXPERT criteria.

4.5	The arbitration award shall be definitive, non-appealable and of immediate execution.

4.6	The EXPERT shall keep absolutely secret and in the strictest confidentiality all the information that he may gather due to his participation in the solving of a TECHNICAL CONTROVERSY.

4.7	The NON-TECHNICAL CONTROVERSIES shall be solved by arbitration of law, which shall be carried out before the CENTER, to whose Regulations and Bylaws the PARTIES submit unconditionally. Law 26572 of the General Law of Arbitration shall apply as a supplement.

4.8	The arbitration shall take place in the city of Lima, Peru, and shall be conducted in the Spanish language. The pertinent arbitration award shall be issued within a period of sixty (60) calendar days following the establishment date of Arbitration Court, unless the arbitrators decide to extend such term.

4.9	The Arbitration Court shall consist of three (3) members. Each PARTY shall appoint an arbitrator. The third arbitrator shall be appointed, in turn, by the two arbitrators, and shall also act as president of the Arbitration Court. In the event that the two arbitrators do not reach an agreement regarding the appointment of the third arbitrator within a period of ten (10) calendar days following the date of appointment of the second arbitrator, the third arbitrator shall be appointed by the CENTER at the request of any of the PARTIES.

4.10	If one of the PARTIES does not appoint an arbitrator within a period of ten (10) calendar days following the request for the appointment, it shall be considered that such PARTY has waived its right and the arbitrator shall be appointed by the CENTER at the request of the other PARTY.

4.11	The PARTIES agree that the arbitration award issued by the Arbitration Court shall be definitive, non-appealable and of immediate execution.

4.12	Notwithstanding the provisions established in Points 4.3 and 4.7 of the MASTER AGREEMENT, the PARTIES hereby agree that, as provided for by the applicable laws, the judges and courts of the Judicial District of Lima, Peru shall be competent to order any preliminary injunction supporting any arbitration or measure related to the arbitration award, or to its fulfillment. Furthermore, they shall be competent in case any of the PARTIES decides to file an appeal for annulment of the arbitration award.

4.13	During the development of the arbitrations established in the abovementioned Points 4.3 and 4.7, the PARTIES shall continue with the execution of their contractual obligations, as far as possible, including the obligations subject to arbitration. If the matter of arbitration were the fulfillment of the obligations guaranteed with the letter of guarantee mentioned in Point 3.11 of the ADDENDUM and indicated in the second paragraph of Point 1.4 of the MASTER AGREEMENT, the applicable term shall be suspended and said guarantee shall not be executed and shall be kept in full force and effect during the arbitration procedure.

4.14	All the expenses incurred in the solving of a TECHNICAL CONTROVERSY or a NON-TECHNICAL CONTROVERSY, including the fees of the EXPERT or the arbitrators participating in the solving of said controversies shall be covered at the expense of the trust.

4.15	The PARTIES hereby expressly, unconditionally and irrevocably waive any diplomatic or international claim related to the execution of the MASTER AGREEMENT. Furthermore, the PARTIES hereby waive the right to file an appeal or challenge before the judges and courts of Peru or any other country.

The PARTIES hereby agree that the decisions taken by the Arbitration Court shall be final and non-appealable.
Lima, June 12, 2006

THEMINISTRY	THE INVESTOR

By: (signed) Rómulo Mucho Mamani/Seal	By: (signed) Charles G. Preble

THEINVESTOR	CENTROMIN

By: (signed) Thomas J. Findley	By: (signed) Juana Rosa Del Castillo Valdivia
(illegible signature)
RICARDO FERNANDINI BARREDA
ATTORNEY-AT-LAW AND NOTARY PUBLIC IN AND FOR LIMA
I DO HEREBY CERTIFY THAT this is a true and exact copy of the original document which has been produced before me in eight (8) pages and wherein I signed and affixed my seal as provided for by law.
Lima, July 4, 2006.
(signed) Ricardo Fernandini Barreda
      Notary Public in and for Lima
SEAL

KC/RL-IA (PE-pa/ KC)-pa
271789K6.20